AMENDED ARTICLES OF INCORPORATION
                           OF
                VAR-JAZZ ENTERTAINMENT, INC.

  Pursuant to NRS 78.403 of the Nevada Business Corporations Act,
VAR-JAZZ ENTERTAINMENT, INC. (the "Corporatiorf') adopts the following Amendment of its Articles of Incorporation:

                    FIRST ARTICLE

 The name of the Corporation shall be: Cal-Bay International, Inc.

                    FOURTH ARTICLE

  The aggregate number of shares the corporation shall have authority to issue shall be SEVENTY FIVE MILLION (75,000,000) shares of common stock, par value one mil ($.001) per share, each share of common stock having equal rights and preferences, voting privileges and preferences.

                   FOURTEENTH ARTICLE

  The Corporation elects not to be governed by the terms and provisions of Sections 78.378 through 78.3793, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision. No amendment to these Articles of Incorporation, directly or indirectly, by merger or consolidation or otherwise, having the effect of amending or repealing any of the provisions of this paragraph shall apply to or have any effect on any transaction involving acquisition of control by any person or any transaction with an interested stockholder occurring prior to such amendment or repeal.

                  FIFTEENTH ARTICLE

  The Corporation elects not to be governed by the terms and provisions of Sections 78.411 through 78.444, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision.

  The foregoing Amendment was adopted by the Board of Directors and Stockholders of the Corporation. The Amendment was adopted by separate written consents of the Board of Directors and Stockholders dated March 7, 2001, in accordance with Nevada Revised Statutes 78.315 and 78.320. The only Stockholders entitled to vote on the Amendment were holders of 1,426,000 shares of Common Stock, which are all of the issued and outstanding shares. The total number of votes cast in favor of the Amendment by Common Stock holders was 977,000 which is sufficient to approve the Amendment.
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IN WITNESS WHEREOF, these Articles of Amendment are executed for and on behalf of the Corporation at its act and deed by the undersipned officer hereunto duly authorized, who certifies that the facts herein stated are true thiS 9th day of March, 2001.

                                        VAR-JAZZ ENTERTAINMENT, INC.

                                        /s/Robert J. Thompson
                                        President, Secretary and Treasurer
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